EXHIBIT 4.2

GREAT SOUTHERN BANCORP, INC.

FIRST SUPPLEMENTAL INDENTURE
dated as of August 12, 2016

to the Indenture
dated as of August 12, 2016

5.25% Fixed-to-Floating Rate Subordinated Notes due August 15, 2026

Wilmington Trust, National Association, as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of August 12, 2016 between Great Southern Bancorp, Inc., a Maryland corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, not in its individual capacity but solely as trustee (“Trustee”).

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Indenture, dated as of August 12, 2016 (the “Base Indenture” and as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of Seventy-Five Million Dollars ($75,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 5.25% Fixed-to-Floating Rate Subordinated Notes due August 15, 2026 (the “2026 Notes”) have been authorized by resolutions adopted of the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell Seventy-Five Million Dollars ($75,000,000) aggregate principal amount of the 2026 Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the 2026 Notes;

WHEREAS, all things necessary to make this First Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the 2026 Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the 2026 Notes, as follows:

ARTICLE ONE
SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01. Scope. This First Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the First Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this First Supplemental Indenture shall only apply to the 2026 Notes.

ARTICLE TWO
DEFINITIONS

Section 2.01. Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:

(a) all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b) the provisions of general application stated in Sections 1.01 through 1.18 of the Base Indenture shall apply to this First Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this First Supplemental Indenture;

(c) Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the 2026 Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Calculation Agent” has the meaning ascribed in Section 3.02(e)(iv) of the First Supplemental Indenture.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“DTC” has the meaning provided in Section 3.02(n) of the First Supplemental Indenture.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(i) of the First Supplemental Indenture.

“Fixed Rate Period” has the meaning provided in Section 3.02(e)(i) of the First Supplemental Indenture.
“Fixed Rate Regular Record Date” has the meaning provided in Section 3.02(e)(i) of the First Supplemental Indenture.
“Floating Rate Interest Payment Date” has the meaning provided in Section 3.02(e)(ii) of the First Supplemental Indenture.
“Floating Rate Period” has the meaning provided in Section 3.02(e)(ii) of the First Supplemental Indenture.
“Floating Rate Regular Record Date” has the meaning provided in Section 3.02(e)(ii) of the First Supplemental Indenture.
“Interest Payment Date” has the meaning provided in Section 3.02(e)(ii) of the First Supplemental Indenture.

“Issue Date” means August 12, 2016.

“Reset Rate Determination Date” means the second day on which commercial banks are open for business (including dealings in U.S. dollars) in London immediately preceding the first day of each applicable interest period commencing on the first Floating Rate Interest Payment Date.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Securities, there is more than an insubstantial risk that the interest payable by the Company on the 2026 Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Securities, the 2026 Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company.

“Three-Month LIBOR” means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information is provided to the Calculation Agent by the Company, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount that is representative for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a “Representative Amount”). If at least two such quotations are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information is provided to the Calculation Agent by the Company, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first floating rate interest payment date, 5.25%. All percentages used in or resulting from any calculation of Three-Month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that Three-Month LIBOR as determined in accordance with this definition is less than zero, Three-Month LIBOR for such interest period shall be deemed to be zero.

(d) Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the 2026 Notes, by replacing the corresponding defined term in the Base Indenture with the following defined terms:

“Corporate Trust Office” for administration of this Indenture means the corporate trust office of the Trustee located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention:  Great Southern Bancorp, Inc. Account Manager, or such other office, designated by the Trustee by written notice to the Company at which at any particular time its corporate trust business shall be administered.

“Senior Indebtedness” with respect to any series of Securities issued hereunder, shall have the meaning ascribed to such term in the Board Resolutions or supplemental indenture establishing such series in accordance with Section 3.01 hereof, and shall include: (i) the principal and any premium or interest for money borrowed or purchased by the Company; (ii) the principal and any premium or interest for money borrowed or purchased by another Person and guaranteed by the Company; (iii) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement; (iv) an obligation arising from direct credit substitutes; (v) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vi) any liabilities to general and trade creditors; in each case, whether outstanding on the date this Subordinated Indenture becomes effective, or created, assumed or incurred after that date. Senior Indebtedness excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the Securities or the Securities of any series; or (b) is identified as junior to, or equal in right of payment with, the Securities or the Securities of any series in any Board Resolution or in any supplemental indenture.

ARTICLE THREE
FORM AND TERMS OF THE 2026 NOTES

Section 3.01. Form and Dating.

(a) The 2026 Notes shall be substantially in the form of Exhibit A attached hereto. The 2026 Notes shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President or one of its Executive Vice Presidents, attested by its Secretary or one of its Assistant Secretaries. The 2026 Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The 2026 Notes shall be dated the date of their authentication.

(b) The terms contained in the 2026 Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02. Terms of the 2026 Notes. The following terms relating to the 2026 Notes are hereby established:

(a) Title. The 2026 Notes shall constitute a series of Securities having the title “Great Southern Bancorp, Inc. 5.25% Fixed-to-Floating Rate Subordinated Notes due August 15, 2026” and the CUSIP number 390905 AB3.

(b) Principal Amount. The aggregate principal amount of the 2026 Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Seventy-Five Million Dollars ($75,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the 2026 Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the 2026 Notes in all respects and so that such additional 2026 Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the 2026 Notes initially issued, provided that such additional 2026 Notes are fungible for U.S. federal income tax purposes with the 2026 Notes.

(c) Person to Whom Interest is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name the 2026 Notes are registered for such interest at the close of business on the Fixed Rate Regular Record Date or the Floating Rate Regular Record Date, as applicable, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Fixed Rate Regular Record Date or the Floating Rate Regular Record Date, as applicable, and may either be paid to the Person in whose name the 2026 Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of 2026 Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2026 Notes may be listed and upon such notice as may be required by such exchange, as provided for in the Base Indenture.

(d) Maturity Date. The entire outstanding Principal of the 2026 Notes shall be payable on August 15, 2026.

(e) Interest.

(i) The 2026 Notes will bear interest at a fixed rate of 5.25% per annum from and including August 12, 2016 to, but excluding, August 15, 2021 (the “Fixed Rate Period”). Interest accrued on the 2026 Notes during the Fixed Rate Period will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2017 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a 2026 Note is registered at the close of business on January 31 and July 31 (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii) The 2026 Notes will bear a floating interest rate from and including August 15, 2021 to the Maturity Date or Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to Three-Month LIBOR plus 4.087%. During the Floating Rate Period, interest on the 2026 Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year commencing on August 15, 2021 through the Maturity Date or Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the January 31, April 30, July 31 and October 31 (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”).

(iii) The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding August 15, 2021, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for the 2026 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date). Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv) The Company agrees that for so long as any of the 2026 Notes are Outstanding there will at all times be an agent appointed to calculate Three-Month LIBOR in respect of each Floating Rate Period (the “Calculation Agent”). The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Company hereby appoints Wilmington Trust, National Association, as Calculation Agent for the purposes of determining Three-Month LIBOR for each Floating Interest Period and Wilmington Trust, National Association accepts the appointment. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which does not control or is not controlled by or under common control with the Company or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed, provided, however that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee with respect to such series.

(f) Place of Payment of Principal and Interest. So long as the 2026 Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the 2026 Notes in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. A global security with respect to the 2026 Notes shall be exchangeable for physical securities of such series only if:

(i) The U.S. Depository is at any time unwilling or unable or ineligible to continue as a depository and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing;

(ii) The Company executes and delivers to the Trustee a Company Order to the effect that such global securities shall be so exchangeable; or

(iii) An Event of Default has occurred and is continuing with respect to the global securities and the Company or the U.S. Depository requests such exchange.

(g) Redemption. The 2026 Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on August 15, 2021, and on any Interest Payment Date thereafter. Further, the Company may, at its option, redeem the 2026 Notes before the Maturity Date in whole or in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.).  Any such redemption will be at a Redemption Price equal to the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company.  Any such redemption by the Company prior to the Maturity Date shall be subject to the prior approval of the Board of Governors of the Federal Reserve System, to the extent such approval is then required. The provisions of Article Eleven of the Base Indenture shall apply to any redemption of the 2026 Notes pursuant to this Article Three.

(h) Sinking Fund. There shall be no sinking fund for the 2026 Notes.

(i) Denomination. The 2026 Notes and any beneficial interest in the 2026 Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(j) Currency of the 2026 Notes. The 2026 Notes shall be denominated, and payment of principal and interest of the 2026 Notes shall be payable in, the currency of the United States of America.

(k) Acceleration. 100% of the principal amount of the 2026 Notes shall be payable upon declaration of acceleration of the maturity thereof.  The maturity of the 2026 Notes shall be subject to acceleration only upon occurrence of an Event of Default described in Sections 5.01(6), 5.01(7) or 5.01(8) of the Base Indenture, as amended hereby.

(l) Stated Maturity. The principal of the 2026 Notes shall be payable on August 15, 2026 subject to acceleration as provided under the Indenture.

(m) Defeasance. Section 4.03 of the Base Indenture shall apply to the 2026 Notes.

(n) Registered Form. The 2026 Notes shall be issuable as registered global Securities, and the U.S. Depository for the 2026 Notes shall be the Depository Trust Company (“DTC”) or any successor U.S. Depository appointed by the Company within 90 days of the termination of services of DTC (or any successor to DTC). Sections 2.03 and 3.05 of the Base Indenture shall apply to the 2026 Notes.

(o) Events of Default. The Events of Default provided for in Section 5.01 of the Base Indenture shall apply to the 2026 Notes, provided that:

(i) the text of clause (6) of Section 5.01 of the Base Indenture shall be substituted with the following:

“(6) A court having jurisdiction in the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;”

(ii) the text of clause (7) of Section 5.01 of the Base Indenture shall be substituted with the following:

“(7) The Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company;” and

(iii) the existing clause (8) of Section 5.01 of the Base Indenture shall be renumbered as clause “(9)”, and a new clause (8) of Section 5.01 of the Base Indenture, reading in its entirety as follows, shall be inserted:

“(8) A “major subsidiary depository institution” of the Company shall be the subject of a receivership, insolvency, liquidation or similar proceeding.”

(p) Acceleration of Maturity, Rescission and Annulment. Section 5.02 of the Base Indenture shall apply to the 2026 Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default specified in Section 5.01(6), Section 5.01(7) or Section 5.01(8) occurs, the principal amount of all the 2026 Notes, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the 2026 Notes shall not otherwise be accelerated as a result of an Event of Default.

(q) Securities Subordinated to Senior Indebtedness. Section 13.01 of the Base Indenture shall apply to the 2026 Notes, except that the text of clause (2) of Section 13.01 shall be substituted with the following

“(2) In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any Senior Indebtedness or any Security of any series is declared or otherwise becomes due and payable before its expressed maturity because of the occurrence of an Event of Default hereunder or thereunder (under circumstances when the provisions of the foregoing clause (1) or the following clause (3) shall not be applicable), the holders of Senior Indebtedness outstanding at the time such Security so becomes due and payable because of such occurrence of an Event of Default hereunder or thereunder shall, so long as such declaration has not been rescinded and annulled, be entitled to receive payment in full of all principal of, and premium and interest on or other amounts in respect of, all such Senior Indebtedness before the Holders of the Securities of such series are entitled to receive any payment on account of principal of, premium, if any, or interest and Additional Amounts on the Securities of such series. However, nothing herein shall prevent the Holders of Securities from seeking any remedy allowed at law or at equity so long as any judgment or decree obtained thereby makes provision for enforcing this clause; and”

(r) Ranking.  The 2026 Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this First Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors and trade creditors.

(s) No Collateral.  The 2026 Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(t) Additional Terms. Other terms applicable to the 2026 Notes are as otherwise provided for in the Base Indenture, as supplemented by this First Supplemental Indenture.

ARTICLE FOUR
SUPPLEMENTAL INDENTURES

Section 4.01. Supplemental Indentures. The following paragraph shall be added to the end of Section 9.01 of the Base Indenture and shall only apply to the 2026 Notes:

“Not in limitation of the foregoing, without the consent of any Holder of 2026 Notes, the Company and the Trustee may amend or supplement the Indenture or the 2026 Notes to conform the terms of the Indenture and the 2026 Notes to the description of the 2026 Notes in the prospectus supplement dated August 9, 2016 relating to the offering of the 2026 Notes.”

ARTICLE FIVE
MISCELLANEOUS

Section 5.01. Trust Indenture Act. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

Section 5.02. Governing Law. The laws of the State of Maryland shall govern this First Supplemental Indenture and the 2026 Notes, except that the rights, immunities, duties and liabilities of the Trustee (acting in any capacity) under the Indenture shall be governed by the laws of the State of New York.

Section 5.03. Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.05. Severability. In case any provision in this First Supplemental Indenture or the 2026 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.06. Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 5.07. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 5.08. Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 5.09. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any 2026 Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the 2026 Notes.

Section 5.10. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the 2026 Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

GREAT SOUTHERN BANCORP, INC. as the Company

By:	/s/ Joseph W. Turner
Name:	Joseph W. Turner
Title:	President and Chief Executive Officer

Attest

By:
/s/ Douglas W. Marrs
Name:	Douglas W. Marrs
Title:	Corporate Secretary

[Signature Page to First Supplemental Indenture]

Wilmington Trust, National Association, as Trustee

By:	/s/ Michael H. Wass
Name:	Michael H. Wass
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

CUSIP No.: 390905 AB3
ISIN No.: US390905AB32

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A U.S. DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH U.S. DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

GREAT SOUTHERN BANCORP, INC.
5.25% Fixed-to-Floating Rate Subordinated Notes due August 15, 2026

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

No. [•]	$75,000,000

Great Southern Bancorp, Inc., a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Seventy-Five Million ($75,000,000) on August 15, 2026 (the “Maturity Date”), unless redeemed prior to such date as permitted below, and to pay interest thereon from and including August 12, 2016 (the “Issue Date”) or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, semi-annually in arrears on each Fixed Rate Interest Payment Date, commencing on February 15, 2017, at the rate of 5.25% per annum, to but excluding August 15, 2021. From and including August 15, 2021, the 2026 Notes will bear interest at a floating rate per annum, reset quarterly, equal to Three-Month LIBOR plus 4.087%, payable quarterly in arrears on each Floating Rate Interest Payment date through the Maturity Date or Redemption Date. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, August 15, 2021 and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed.

In the event that any scheduled Interest Payment Date for the 2026 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date). “Business Day” means any day that is not a Saturday or Sunday, and that is neither a Legal Holiday nor a day on which banking institutions in the City of New York or place of payment are authorized or obligated by law, regulation or executive order to close. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered for such interest at the close of business on the Fixed Rate Regular Record Date or the Floating Rate Regular Record Date, as applicable, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Fixed Rate Regular Record Date or the Floating Rate Regular Record Date, as applicable, and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of 2026 Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2026 Notes may be listed and upon such notice as may be required by such exchange, as provided for in said Indenture.

So long as this Security shall be issued in global form, the Company shall make, through the Paying Agent, all payments of principal and interest on the 2026 Notes in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. If this Security shall not be in global form, payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

DATE: August 12, 2016

GREAT SOUTHERN BANCORP, INC. as the Company

By:
Name:	Joseph W. Turner
Title:	President and Chief Executive Officer

Attest

By:
Name:	Douglas W. Marrs
Title:	Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the Indenture referred to hereinafter.

Dated: August 12, 2016	Wilmington Trust, National Association, not in its individual capacity but solely as Trustee By: Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 12, 2016 (herein called the “Base Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) as supplemented by a First Supplemental Indenture, dated as of August 12, 2016 between the Company and the Trustee (herein called the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof. The Company may, without notice to or the consent of any Holder, issue additional Securities having the same ranking, interest rate, maturity and other terms as the Securities of this series, provided that such additional Securities are fungible for U.S. federal income tax purposes with this Security. Any such additional Securities may be considered to be part of this series of Securities. The Company may, without notice to or the consent of any Holder, issue or incur Senior Indebtedness or indebtedness ranking pari passu with the Securities.

The Indenture contains provisions for Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If certain Events of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The 2026 Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company prior to the Maturity Date beginning with the Interest Payment Date on August 15, 2021, and on any Interest Payment Date thereafter. Further, the Company may, at its option, redeem the 2026 Notes before the Maturity Date in whole or in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company.

So long as the 2026 Notes shall be issued in global form, notice of redemption shall be given in electronic format to the U.S. Depository in accordance with the applicable procedures of the U.S. Depository, not less than 30 nor more than 60 days prior to the redemption date, all as provided in the First Supplemental Indenture; provided however, such notice may be sent more than 60 days prior to a redemption in connection with a defeasance or the satisfaction and discharge of the series.

This Security may be redeemed in part only in multiples of $1,000 or any integral multiples of $1,000 in excess of $1,000. In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. Notwithstanding the foregoing, without the consent of any Holder of Securities, the Company and the Trustee may amend or supplement the Indenture or the Securities to conform to the terms of the Indenture and the Securities to the description of the Securities in the prospectus supplement dated August 9, 2016 relating to the offering of the Securities.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security or  indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.